Exhibit 21

SUBSIDIARIES

Name	State of Incorporation
Surmodics IVD, Inc.	Maryland
NorMedix, Inc.	Minnesota
Creagh Medical Limited	Ireland
USCI Ireland Limited	Ireland
SurModics MD, LLC	Minnesota